EXHIBIT 23.13

CONSENT OF INDEPENDET REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of
RENAISSANCE INVESTMENT COMPANY LTD.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, which will be filed by Ampal-American Israel Corporation in February 2007, of our report dated February 24, 2005 relating to the financial statements of Renaissance Investment Company Ltd’s 2004 Annual Report to Shareholders, which is appears in Ampal-American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

—————————————— Kost Forer Gabbay & Kasierer

February 22, 2007
Tel-Aviv ,Israel